EXHIBIT 99.02


OGE ENERGY CORP. ENTERS INTO ADVANCED SHARE REPURCHASE PROGRAM


     OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) today announced it has entered into an Advanced Share  Repurchase  Program with CIBC Oppenheimer  Corp.,  under which OGE Energy will  purchase 3 million  shares of its common stock in January

1999.

     The Advanced Share Repurchase Program follows the Nov. 18 announcement that

OGE Energy's  board of directors  approved the  repurchase  of up to six million shares during the next two years. The buyback,  when completed,  will reduce OGE

Energy's total shares  outstanding by about 7.4 percent,  to 74.7 million shares from 80.7 million. All repurchased shares will be retired.

     Under the terms of the Advanced Share Repurchase  Program,  OGE Energy will share the risk of  increases  and the benefit of  decreases  in the price of the common shares until CIBC Oppenheimer has replaced the shares sold to OGE Energy.

CIBC Oppenheimer may replace the shares through  purchases on the open market or through privately  negotiated  transactions.  OGE Energy may elect to settle its obligations  under this  arrangement  with  either  cash or shares of its common stock.

     The benefits of the Advanced Share  Repurchase  Program are two-fold,  said

Jim Hatfield, OGE Energy Corp. vice president and treasurer. "The Advanced Share

Repurchase  Program  increases  earnings-per-share  in 1999 over other  forms of repurchase  programs  because  all 3 million  shares  will be retired in January

1999," Hatfield said. "Additionally, because we are locked into purchasing these shares, it signals our commitment to follow through."

     OGE  Energy is parent  of OG&E  Electric  Services,  a  regulated  electric utility serving 700,000 customers in Oklahoma and western  Arkansas.  OGE Energy also is parent of Enogex Inc., an unregulated natural gas gathering,  processing and transportation  company with principal operations and pipelines in Oklahoma,

Arkansas and Texas.

     Some  of  the  matters   discussed   in  this  news   release  may  contain

forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially  include,  but are not limited to: general economic conditions, including their impact on capital expenditures;  business conditions in  the  energy  industry;  competitive  factors;  unusual  weather;  regulatory decisions and other risk factors  listed in the Company's Form 10-K for the year ended  December 31, 1997 and other  factors  described  from time to time in the

Company's reports to the Securities and Exchange Commission.